EXHIBIT 99.1

1.           Joint Filing.  Pursuant to Rule 13d-1(k)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agrees that the statement to which this Exhibit is attached is filed on behalf of each of them in the capacities set forth below.

2.           Power of Attorney.  Know all persons by these presents that each of the undersigned constitutes and appoints Jack A. Muhlbeier and John H. Fant, and each of them, as his or its true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the Schedule 13D, and any reports filed pursuant to Section 16 of the Securities Exchange Act of 1934, on behalf of the undersigned with respect to its beneficial ownership of Accretive Health, Inc. and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in its own name, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or such person or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

OAK HILL INVESTMENT MANAGEMENT, L.P.

By: /s/ Jack A. Muhlbeier
Jack A. Muhlbeier,
Vice President of OHIM Genpar, LLC, general partner

OHIM GP HOLDINGS, L.P.

By: /s/ Mark A. Wolfson
Mark A. Wolfson,
Manager of OHIM GP MGP, LLC, general partner
of OHIM GP Professionals, L.P., general partner

/s/ Mark A. Wolfson
MARK A. WOLFSON